Exhibit 10(a)21

SECOND AMENDMENT TO THE SOUTHERN COMPANY
DEFERRED COMPENSATION PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (Company) previously established and adopted the Southern Company Deferred Compensation Plan, as amended and restated effective January 1, 2009 (Plan); and
WHEREAS, Section 8.3 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Benefits Administration Committee (Committee) if such amendment does not involve a substantial increase in cost to an Employing Company.
WHEREAS, the Committee has authorized an amendment to the Plan to permit the Committee to cancel a Deferral Election in the event a Participant becomes disabled as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xii).
NOW, THEREFORE, effective October 29, 2014, the Committee hereby amends the Plan as follows:
A new Section 5.4 is added to the Plan as follows:
5.4    The Committee may cancel the Deferral Election of a Participant who incurs a disability. Any cancellation under this section must occur by the later of the end of the calendar year in which the Participant incurs the disability or the 15th day of the third month after the date the Participant incurs the disability. For purposes of this section, “disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(j)(4)(xii).

COMMITTEE

By:    /s/Patricia L. Roberts
Secretary